Exhibit 10.24

SECOND AMENDMENT

TO THE INGERSOLL-RAND COMPANY

ELECTED OFFICER SUPPLEMENTAL PROGRAM

WHEREAS, Ingersoll-Rand Company, a New Jersey corporation, adopted the Ingersoll-Rand Company Elected Officer Supplemental Program (the “Plan”), which was originally effective on June 30, 1995, and subsequently amended and restated effective January 1, 2003; and

WHEREAS, effective July 1, 2009, a corporate reorganization was effected pursuant to arrangements under Bermuda law which will result in a new parent company, Ingersoll-Rand plc (“IR plc”) (“Irish Reorganization”); and

WHEREAS, Ingersoll-Rand Company desires to amend the Plan in accordance with Section 8.1 of the Plan to reflect that the Irish Reorganization shall not be deemed a “Change in Control” for purposes of the Plan and that on and after the effective date of the Irish Reorganization, a “Change in Control” shall refer solely to Ingersoll-Rand plc; and

NOW THEREFORE, the Plan is hereby amended, effective July 1, 2009, as set forth below:

1. Section 1.2 of the Plan is deleted in its entirety and, inserting the following, in lieu thereof:

“The ‘Board’ shall mean the Board of Directors of Ingersoll-Rand plc (or if Ingersoll-Rand plc is a subsidiary of any other company, of the ultimate parent company).”

2. Section 1.3 of the Plan, “Change in Control”, is hereby amended by adding the following to the end thereof:

“Further notwithstanding the foregoing provisions of this Section 1.3, or any other provision in this Plan or the Ingersoll-Rand Company Limited Incentive Stock Plan of 2007, none of the transactions contemplated by the Irish Reorganization that are undertaken by (i) Ingersoll-Rand Company Limited or its affiliates prior to, or as of, the effective date of the Irish Reorganization or (ii) Ingersoll-Rand plc or its affiliates on and after the effective date of the Irish Reorganization shall trigger, constitute or be deemed a ‘Change in Control.’ On and after the effective date of the Irish Reorganization, the term ‘Change in Control’ shall refer solely to a ‘Change in Control’ of Ingersoll-Rand plc.”

3. Section 1.5 of the Plan is deleted in its entirety and, inserting the following, in lieu thereof:

“‘Committee’ shall mean the Compensation Committee of Ingersoll-Rand plc”

4. Section 1.8 of the Plan is deleted in its entirety and, inserting the following, in lieu thereof:

“‘Elected Officer’ means an individual elected by the Board as an officer of the Company or Ingersoll-Rand plc.”

5. Section 2.1 of the Plan is deleted in its entirety and, inserting the following, in lieu thereof:

“An individual employed by the Company shall commence participation in the Program upon (a) becoming an Elected Officer of the Company (or of Ingersoll-Rand plc) and (b) being approved for participation by the Compensation Committee.”

6. Section 7.2 of the Plan is deleted in its entirety and, inserting the following, in lieu thereof:

“Following a Change in Control of Ingersoll-Rand plc, any amendment modifying or terminating the Program shall have no force or effect.”

7. Except as specifically set forth herein, all other terms of the Plan shall remain in full force and effective and are hereby ratified in all respects.

IN WITNESS WHEREOF, the Company has had its duly authorized representative sign this Amendment as of July 1, 2009

INGERSOLL-RAND COMPANY

By:	/s/ Barbara A. Santoro
Name:	Barbara A. Santoro
Title:	Vice President & Secretary

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